Exhibit 99

DRAFT	Contacts: Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627 or (847) 615-1538

TARGET CORPORATION THIRD QUARTER EARNINGS PER SHARE $0.60

Results Include $0.23 Gain on Sale of Mervyn’s

MINNEAPOLIS, November 11, 2004 — Target Corporation today reported net income of $537 million, or $0.60 per share, for the third quarter ended October 30, 2004, compared with $302 million, or $0.33 per share, in the third quarter ended November 1, 2003. These results include earnings from continuing operations of $330 million, or $0.37 per share, in the current year, compared with $271 million, or $0.30 per share, in the prior year. Current year results also include earnings from discontinued operations of $4 million, and a gain of $203 million, or $0.23 per share, related to the sale of Mervyn’s. Earnings from continuing operations in 2004 were reduced by a pre-tax adjustment of $18 million, or $0.01 per share, related to accounting for certain store leases. Discontinued operations include the results of Mervyn’s for the month of August. All earnings per share figures refer to diluted earnings per share.

“We are pleased with our strong growth and continued market share gains during the third quarter, particularly in light of last year’s solid sales and earnings performance,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “We remain confident in Target’s strategy and believe that we will continue to delight our guests and deliver superior value to our shareholders throughout the remainder of 2004 and for many years to come.”

Analysis of Continuing Operations

Total revenues in the third quarter increased 11.0 percent to $10.909 billion from $9.827 billion in 2003, driven by a 4.5 percent increase in comparable store sales combined with the contribution from new store expansion and our credit card operations. (Total revenues include retail sales and net credit revenues. Comparable-store sales are sales from stores open longer than one year.)

For the quarter, earnings before interest and income taxes increased 14.4 percent to $644 million, compared with $563 million in the third quarter 2003. The contribution from the company’s credit card operations to pre-tax earnings in the quarter was $120 million, an increase of $13 million, or 13.0 percent.

In the third quarter, the company’s gross margin rate improved from the prior year primarily due to improvement in markup, while the company’s expense rate was unfavorable to prior year primarily due to the lease accounting adjustment. (Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.)

—more —

TARGET CORPORATION

Other Factors

Net interest expense for the quarter decreased $18 million compared with third quarter 2003, reflecting the benefit of lower average funded balances partially offset by higher average portfolio rate.

For the third quarter, the company’s effective income tax rate was 37.8 percent in the current year compared with 37.3 percent a year ago. The company’s annual effective income tax rate was 37.8 percent in both years.

In June 2004, the company announced a $3 billion share repurchase program. Under this program, the company repurchased $503 million of its common stock during the third quarter, acquiring 11.4 million shares at an average price of $44.16 per share. Cumulatively under this program, the company has acquired 22.4 million shares of its common stock, reflecting a total investment of $975 million. The company continues to expect that this share repurchase program will be completed within two to three years of its inception.

Status of Mervyn’s Transactions

During the third quarter, Target Corporation completed the sale of its Mervyn’s retail subsidiary, including 257 stores and four distribution centers, to an investment group comprised of Sun Capital Inc., Cerberus Capital Management, and Lubert-Adler/Klaff and Partners, and all of Mervyn’s credit card receivables to GE Consumer Finance, a unit of GE Capital, for an aggregate price of approximately $1.65 billion.

Separately, while the transaction related to the sale of Marshall Field’s to The May Department Store Company was completed in the second quarter ended July 31, 2004, the transaction to sell Mervyn’s Minnesota stores to The May Department Store Company was completed in the third quarter.

Miscellaneous

Target Corporation will webcast its third quarter earnings conference call at 9:30am CST today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com (click on “investors/webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CST today through the end of business on November 12, 2004. The replay number is (402) 220-9657.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2003 Form 10-K.

Target Corporation’s continuing operations include large, general merchandise discount stores, as well as an on-line business called Target.com. The company currently operates 1,313 Target stores in 47 states.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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(Tables Follow)

CONSOLIDATED RESULTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
(Millions, except per share data) (Unaudited)	October 30, 2004	November 1, 2003	% Change	October 30, 2004	November 1, 2003	% Change

Sales	$10,619	$9,552	11.2%	$30,805	$27,539	11.9%
Net credit revenues	290	275	5.5	840	810	3.7

Total revenues	10,909	9,827	11.0	31,645	28,349	11.6

Cost of sales	7,319	6,643	10.2	21,097	19,050	10.7
Selling, general and administrative expense	2,437	2,164	12.6	6,879	6,051	13.7
Credit expense	185	180	2.7	532	530	0.4
Depreciation and amortization	324	277	16.9	915	812	12.7

Earnings from continuing operations before interest expense and income taxes	644	563	14.4	2,222	1,906	16.6

Interest expense	113	131	(13.5)	463	427	8.5

Earnings from continuing operations before income taxes	531	432	22.9	1,759	1,479	18.9

Provision for income taxes	201	161	24.5	665	559	18.9

Earnings from continuing operations	330	271	21.9	1,094	920	18.9

Earnings from discontinued operations, net of $2, $18, $46, $54 tax	4	31	(87.1)	75	89	(184.9)
Gain on disposal of discontinued operations, net of $132 and $782 tax	203	—	—	1,222	—	—

Net earnings	$537	$302	78.2%	$2,391	$1,009	137.0%

Basic earnings per share:
Continuing operations	$0.37	$0.30	24.0	$1.21	$1.01	19.4
Discontinued operations	—	0.03	(86.8)	0.08	0.10	(14.7)
Gain on disposal of discontinued operations	0.23	—	—	1.35	—	—
Basic earnings per share	$0.60	$0.33	81.3%	$2.64	$1.11	138.1%

Diluted earnings per share:
Continuing operations	$0.37	$0.30	24.1	$1.20	$1.00	19.3
Discontinued operations	—	0.03	(86.8)	0.08	0.10	(14.8)
Gain on disposal of discontinued operations	0.23	—	—	1.34	—	—
Diluted earnings per share	$0.60	$0.33	81.3%	$2.62	$1.10	137.9%

Weighted average common shares outstanding:
Basic	896.0	911.3		906.7	910.8
Diluted	902.1	918.0		913.5	917.1

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION

(Millions) (Unaudited)	October 30, 2004	November 1, 2003

ASSETS
Cash and cash equivalents	$1,587	$487
Accounts receivable, net	4,551	4,293
Inventory	6,559	5,214
Other	1,080	1,042
Current assets of discontinued operations	—	2,248
Total current assets	13,777	13,284

Property and equipment, net	16,473	14,822
Other	1,536	1,392
Noncurrent assets of discontinued operations	—	1,926
Total assets	$31,786	$31,424

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$6,164	$4,631
Current portion of long-term debt and notes payable	506	1,471
Other	1,815	1,478
Current liabilities of discontinued operations	—	1,016
Total current liabilities	8,485	8,596

Long-term debt	9,082	10,940
Other	1,821	1,373
Noncurrent liabilities of discontinued operations	—	250
Shareholders’ investment	12,398	10,265
Total liabilities and shareholders’ investment	$31,786	$31,424

Common shares outstanding	895.4	911.5

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION

	Nine Months Ended
(Millions) (Unaudited)	October 30, 2004	November 1, 2003

OPERATING ACTIVITIES
Net earnings	$2,391	$1,009
Earnings from and gain on disposal of discontinued operations, net of tax	1,297	89
Earnings from continuing operations	1,094	920
Reconciliation to cash flow:
Depreciation and amortization	915	812
Deferred tax provision	136	—
Bad debt provision	327	350
Loss on disposal of fixed assets, net	40	25
Other noncash items affecting earnings	79	31
Changes in operating accounts providing/(requiring) cash:
Accounts receivable	(257)	(362)
Inventory	(2,028)	(1,262)
Other current assets	(35)	(301)
Other assets	(155)	(156)
Accounts payable	1,208	396
Accrued liabilities	135	1
Income taxes payable	(53)	(37)
Other	(17)	19
Cash Flow Provided by Operations	1,389	436

INVESTING ACTIVITIES
Expenditures for property and equipment	(2,206)	(2,110)
Proceeds from the disposal of fixed assets	15	16
Proceeds from sale of discontinued operations	4,893	—
Cash Flow Provided/(Required) by Investing Activities	2,702	(2,094)

FINANCING ACTIVITIES
Increase/(decrease) in notes payable, net	—	1,308
Additions to long term debt	—	1,200
Reductions of long term debt	(1,486)	(1,178)
Dividends paid	(200)	(173)
Repurchase of stock	(958)	—
Other	87	21
Cash Flow (Required)/Provided by Financing Activities	(2,557)	1,178

Net Cash (Required)/Provided by Discontinued Operations	(655)	217
Net Increase / (Decrease) in Cash and Cash Equivalents	879	(263)

Cash and Cash Equivalents at Beginning of Year	708	750
Cash and Cash Equivalents at End of Period	$1,587	$487

Target Corporation

(Millions)

(Unaudited)

NUMBER OF STORES, RETAIL SQUARE FEET and COMPARABLE STORE SALES

Retail square feet in thousands; reflects total square feet less office, warehouse and vacant space.

	Number of Stores		Retail Square Feet
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003	% Change
Target General Merchandise Stores	1,177	1,109	141,503	131,832	7.3
SuperTarget Stores	136	118	24,057	20,925	15.0
Total	1,313	1,227	165,560	152,757	8.4%

	Three Months Ended		Nine Months Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003
Continuing Operations Comparable Store Sales	4.5%	6.7%	5.2%	3.5%

CREDIT CARD CONTRIBUTION OF CONTINUING OPERATIONS

	Three Months Ended		Nine Months Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003
Revenues
Finance charges, late fees and other revenues	$264	$255	$771	$751
Merchant fees
Intracompany	15	12	43	33
Third-party	26	20	69	59
Total revenues	305	287	883	843
Expenses
Bad debt	111	122	327	350
Operations and marketing	74	58	205	180
Total expenses	185	180	532	530

Pre-tax credit card contribution	$120	$107	$351	$313

As a percent of total average receivables (annualized)	10.0%	9.2%	9.8%	9.1%

ALLOWANCE FOR DOUBTFUL ACCOUNTS

	Three Months Ended		Nine Months Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003
Allowance at beginning of period	$351	$334	$352	$320
Bad debt provision	111	122	327	350
Net write-offs	(99)	(115)	(316)	(329)
Allowance at end of period	$363	$341	$363	$341

As a percent of period-end receivables	7.4%	7.3%	7.4%	7.3%

SUPPLEMENTAL DATA

	October 30, 2004	November 1, 2003
Period-end receivables	$4,914	$4,634

Total past due as a percent of period-end receivables *	3.8%	4.4%

* Accounts with three or more payments past due.

	Three Months Ended		Nine Months Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003

Total revenues as a percent of average receivables (annualized):	25.3%	24.7%	24.6%	24.6%

Net write-offs as a percent of average receivables (annualized):	8.2%	9.9%	8.8%	9.6%

Total average receivables	$4,821	$4,640	$4,786	$4,571